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                                                                    EXHIBIT 4.15

             PROFESSIONAL SERVICES AGREEMENT FOR CONSULTING SERVICES

This Professional Services Agreement (hereinafter called "AGREEMENT"), entered into as of December 1, 2004, is between FRED H. LIGHTNER hereinafter called "CONSULTANT", whose address is 7866 S. Fairfax Ct. Centennial, CO 80122, and METALLICA RESOURCES INC. and its affiliates, hereinafter called "METALLICA", whose address is c/o Metallica Management, 12200 E. Briarwood Ave., Suite 165, Centennial, CO, 80112.

METALLICA requires the services of a strategic management consultant. CONSULTANT represents that he is uniquely qualified and desires to perform the services required by METALLICA.

In consideration of the foregoing and the mutual covenants hereinafter set forth, the parties agree as follows:

REPRESENTATIVES:
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METALLICA'S Representative shall be Richard J. Hall, President and Chief
Executive Officer of Metallica Resources Inc. CONSULTANT shall act as his own Representative. METALLICA may appoint a substitute Representative by providing written notice to CONSULTANT, signed by Richard J. Hall.

SCOPE OF SERVICES:
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METALLICA requires consulting services on a part-time basis under this contract to assist with the development of the Cerro San Pedro gold-silver project located in central Mexico. METALLICA also requires consulting services on a part-time basis under this contract to assist with the review, evaluation, and due diligence of merger candidates and property acquisitions.

COMPENSATION AND EXPENSES:
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METALLICA will pay CONSULTANT a retainer fee of US$ 2,500 per month for three days of consulting service. Such retainer will be paid whether or not services are requested. Additional services over and above the three days shall be billed at an hourly rate of US$ 125 per hour, however, daily consulting totals shall not exceed US$ 1,000. All expenses incurred by CONSULTANT on behalf of METALLICA will be reimbursed at actual cost.

CONSULTANT will submit an invoice to METALLICA on a monthly basis, documenting fees and expenses incurred. Payment will be made promptly following receipt of the invoice.

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TERM OF AGREEMENT:
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This AGREEMENT shall commence on December 1, 2004 and shall be in effect through
May 31, 2005.

CONFIDENTIALITY AND OWNERSHIP OF WORK PRODUCT:
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Any information obtained by CONSULTANT in the course of its work pursuant to this AGREEMENT shall be kept in strict confidence. All reports, files, drawings, maps, data, conclusions, and other work products furnished by METALLICA to CONSULTANT, or obtained, developed, or prepared by CONSULTANT under this AGREEMENT shall be the sole property of METALLICA.

INDEPENDENT CONTRACTOR:
-----------------------

Work performed by CONSULTANT under this AGREEMENT shall be as an independent contractor. CONSULTANT shall not be deemed as an employee of METALLICA.

ASSIGNMENT:
-----------

Neither this AGREEMENT nor any payments due to CONSULTANT hereunder shall be assigned, nor shall any services provided for herein be subcontracted by CONSULTANT.

ENTIRE AGREEMENT:
-----------------

This AGREEMENT constitutes the entire agreement between METALLICA and CONSULTANT with respect to the subject matter hereof.

In witness whereof, Metallica and CONSULTANT have executed this AGREEMENT as of the date first written above.

METALLICA                                       CONSULTANT



/s/ Richard J. Hall                             /s/ Fred  H. Lightner
Richard J. Hall                                 Fred H. Lightner
Metallica Resources Inc.
President and Chief Executive Officer